EXHIBIT 99


          FIRST CITIZENS COMPLETES PRIVATE PLACEMENT OF $50 MILLION OF
                           TRUST PREFERRED SECURITIES


COLUMBIA, S.C., May 7, 2004 - First Citizens Bancorporation, Inc.
("Bancorporation") announced today that it has completed the private placement of $50 million aggregate liquidation amount of floating rate trust preferred securities issued by its newly formed subsidiary, FCB/SC Capital Trust II (the "Trust"). The Trust is an unconsolidated statutory trust formed by Bancorporation for purposes of the transaction.

The securities provide for quarterly distributions at a floating rate equal to the U.S. dollar three-month LIBOR plus 2.25%. The rate will be reset quarterly. Beginning on June 15, 2009, Bancorporation, upon regulatory clearance, has the right to redeem all or part of the securities at a redemption price of 100% of their liquidation amount plus any accrued but unpaid distributions. The securities will mature on June 15, 2034.

The securities were sold under an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and they have not been registered under the Securities Act or any state securities laws. They may not be offered or sold in the United States absent registration under the requirements of the Securities Act and applicable state securities laws or an available exemption from those registration requirements.

The Trust has used the proceeds from the sale of its preferred securities to purchase a like principal amount of floating rate junior subordinated deferrable interest debentures issued by Bancorporation. Bancorporation intends to use the proceeds from this transaction primarily to infuse capital into its bank subsidiary, First Citizens Bank and Trust Company, Inc., to finance the bank's new headquarters building in Columbia, South Carolina. Construction on that building is expected to begin during June 2004.

This press release is issued pursuant to Rule 135c under the Securities Act and will not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

The discussions included in this press release may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Those statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Those statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of Bancorporation and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of Bancorporation's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.


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